'll&ll ll!' *090204* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) 1. Name of corporation: 2. The articles have been amended as follows: (provide article numbers, if available) 3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Date: 06/01/2018 Time: 4. Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed) 5. Signature: (required) X Signature of Officer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State Amend Profit-After Revised: 1-5-15 This form must be accompanied by appropriate fees. 2:00 pm 866,668 RESOLVED, that Article IV of the Corporation’s Articles of Incorporation, as amended, be and hereby is amended by replacing Article IV, in its entirety, with the following: "The total number of shares that this corporation is authorized to issue is Twenty-Five Million (25,000,000) shares of Common Stock having a par value of $0.00001 per share." InVivo Therapeutics Holdings Corp. (the "Corporation") Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390) Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada Document Number 20180250272-69 Filing Date and Time 06/01/2018 9:50AM Entitiy Number C7829-2003 Richard Toselli